Giovanni Caruso Partner 345 Park Avenue New York, NY 10154	Direct 212.407.4866 Main 212.407.4000 Fax 212.937.3943 gcaruso@loeb.com

February 18, 2011
China VantagePoint Acquisition Company 465 Brickell Avenue, #617 Miami, Florida 33131

Re:	China VantagePoint Acquisition Company

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission by China VantagePoint Acquisition Company, a Cayman Islands company (the “Company”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), covering (i) 250,000 Units, with each Unit consisting of one subunit (“Subunit”) and one-half of a warrant, with each Subunit consisting of one of the Company’s ordinary shares, par value $.001 per share (the “Ordinary Shares”), and one-half of a warrant, each full warrant to purchase one Ordinary Share (the “Warrants”), (ii) up to 37,500 Units (the “Over-Allotment Units”) for which the underwriter has been granted an over-allotment option, (iii) all Subunits, Ordinary Shares and all Warrants issued as part of the Units and Over-Allotment Units, and (iv) all Ordinary Shares issuable upon exercise of the Warrants included in the Units, Subunits, and Over-Allotment Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.  Because the agreement governing the Warrants (the “Warrant Agreement”), the Warrants, the Units, the Unit Purchase Option and the Purchase Option Units contain provisions stating that they are to be governed by the laws of the State of New York, we are rendering this opinion as to New York law.  We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York.  In particular, we do not purport to pass on any matter governed by the laws of the Cayman Islands.

Los Angeles    New York    Chicago    Nashville   Washington, DC   Beijing    www.loeb.com

A limited liability partnership including professional corporations

China VantagePoint Acquisition Company February 18, 2011 Page 2

Based upon the foregoing, we are of the opinion that each of the Warrants (including the Warrants issuable in connection with the Over-Allotment Units), the Units, the Subunits and the Over-Allotment Units, if and when (i) paid for in accordance with the terms of the underwriting agreement between the Company and the representative of the underwriters (the “Underwriting Agreement”) and (ii) issued in accordance with the terms of the Underwriting Agreement, Units, Subunits and Over-allotment Units, as applicable, will constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP